News Release

Exhibit 99.1

Contacts:

Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com

Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com

H&E Equipment Services Reports Second Quarter Results

BATON ROUGE, Louisiana — (August 10, 2006) – H&E Equipment Services, Inc. (NASDAQ: HEES) today announced operating results for the second quarter ended June 30, 2006.

Second Quarter 2006 Highlights

•	Revenues increased 47.1% to $202.5 million.

•	EBITDA (as defined below) increased 93.8% to $56.2 million.

•	Income from operations increased 138.1% to $35.0 million.

•	Net income increased $15.5 million to $19.8 million.

•	Rental rates increased approximately 11%.

•	Gross margin increased in all segments.

“We are extremely pleased with the performance of our business during the second quarter,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “Every major component of our business delivered solid increases in revenue and gross profit, which resulted in record quarterly net income and EBITDA for our Company. Our record results were driven by both the continued strong demand for commercial construction equipment and services throughout every market we serve as well as the ability of our integrated business model to capitalize on this demand. Our strong results reflect the first full quarter of the results of operations of Eagle High Reach. We are very pleased with the performance of the operations we acquired through Eagle and our success in integrating these operations into our overall business. We also continue to be very pleased with our performance thus far this year and are encouraged by the recent trends in non-residential construction spending and its positive impact on our performance.”

“During the second quarter, rental revenues increased significantly, rising 40.4% versus the prior year comparable period and 18.5% over the first quarter of 2006. The increase in rental revenues was attributable to higher rental rates, fleet growth and higher equipment utilization,” commented Leslie Magee, H&E Equipment Services’ chief financial officer. “We continued to experience strong new equipment sales during the quarter, which increased 70.4% from a year ago. Demand remains very strong for new cranes, aerial work platforms and earthmoving equipment. Strong demand for these same types of machines resulted in a 51.0% increase in used equipment sales during the quarter. Our combined parts and service revenues increased 24.9%, or $6.9 million, from a year ago and continue to be the result of higher new and used equipment sales as well as increased customer demand.”

“We are also pleased with our improvement in gross margin, which increased in every segment of our business to 33.7% this quarter compared with 30.6% a year ago and 30.7% in the first quarter this year. Higher gross margins across all of our segments resulted in a 138.1% increase in our income from operations which rose to $35.0 million versus $14.7 million the same quarter last year,” added Magee. “Lastly, we are very pleased to have closed the transactions associated with restructuring our senior debt. This should have a positive impact on our future interest expense as well as provide the Company with greater financial flexibility going forward.”

2006 Outlook

“Our outlook remains very positive for the remainder of this year as we continue to see strength in non-residential construction spending and remain encouraged by our strong performance this quarter and the current trends in every aspect of our business,” said Engquist. “As a result of this and based upon currently available information, we are increasing our outlook for 2006 while at the same time we are revising our previously announced earnings guidance for two significant nonrecurring charges.”

•	Revenue - The Company is increasing its 2006 revenue outlook from its previously announced range of $710 million to $740 million to approximately $750 million to $780 million.

•	EBITDA and Adjusted EBITDA - 2006 EBITDA is expected to decrease to a range of approximately $141 million to $151 million, which includes the impact of nonrecurring charges. These nonrecurring charges are comprised of an estimated $41 million loss on early extinguishment of debt related to the Company’s debt restructuring which will be recorded in the third quarter and a one-time charge of $8 million to selling, general and administrative expenses associated with the termination of a management services agreement concurrent with the Company’s initial public offering recorded in the first quarter of 2006. In addition, the Company expects Adjusted EBITDA (as defined below), which is adjusted to exclude the impact of the aforementioned nonrecurring items totaling an estimated $49 million, in the range of $190 million to $200 million. Previously announced EBITDA guidance, which was given prior to the events resulting in these charges and did not take these nonrecurring items into account, was a range of $180 million to $190 million.

•	Earnings Per Share - The Company is also revising its 2006 earnings guidance from the previously announced range of $1.25 to $1.45 per share to approximately $0.55 to $0.65 per share based on 37.0 million diluted common shares outstanding. The Company’s revised earnings guidance reflects the solid strength in its business and is offset by the impact of these significant nonrecurring items. The estimated negative impact of the nonrecurring charges included in the Company’s revised guidance is approximately $1.05 per share (after-tax).

The Company’s guidance reflects an estimated effective income tax rate of approximately 21% which has been revised from its previous estimate due primarily to the expected loss to be recorded on the early extinguishment of debt. We define EBITDA as net income before interest expense, income taxes and depreciation and amortization. We define Adjusted EBITDA for our annual guidance as discussed above as EBITDA adjusted for the fees paid in connection with the termination of a management services agreement in the first quarter of 2006 and the estimated loss to be recorded in the third quarter on the early extinguishment of debt in connection with our debt restructuring which was completed on August 4, 2006.

FINANCIAL DISCUSSION FOR SECOND QUARTER ENDED JUNE 30, 2006

•	Revenues – Total second quarter revenues increased $64.8 million to $202.5 million from $137.7 million in the second quarter of 2005.

•	Equipment rentals - Second quarter equipment rental revenues were $64.0 million compared with $45.6 million for the second quarter of 2005, reflecting an increase of $18.4 million, or 40.4%. At the end of the second quarter of 2006, the original acquisition cost of the rental fleet was $614.3 million, up $128.2 million from $486.1 million at the end of the second quarter of 2005. For the second quarter of 2006, dollar utilization increased to 42.2% from 38.2% for the second quarter 2005.

•	New equipment sales - Second quarter new equipment sales were $56.9 million compared with $33.4 million for the second quarter of 2005, reflecting an increase of $23.5 million, or 70.4%.

•	Used equipment sales - Second quarter used equipment sales were $36.1 million, representing a $12.2 million, or 51.0%, increase from $23.9 million for the second quarter of 2005.

•	Parts sales - Parts sales for the second quarter were $21.2 million, representing a $3.4 million, or 19.1%, increase compared with $17.8 million for the second quarter of 2005.

•	Service revenues - Service revenues for the second quarter of 2006 were $13.4 million, representing a $3.5 million, or 35.4%, increase compared with $9.9 million for the second quarter of 2005.

•	Gross Profit – Total gross profit for the second quarter of 2006 was $68.3 million compared with $42.2 million for the second quarter of 2005, reflecting an increase of $26.1 million, or 61.8%, on higher sales volume and improved margins across all major business segments. Second quarter gross profit margin increased to 33.7% from 30.6% for the second quarter of 2005.

•	Equipment rentals - Second quarter gross profit from equipment rentals was $34.4 million compared to $21.2 million for the same time period last year, reflecting an increase of $13.2 million.

•	New equipment sales - New equipment sales gross profit for the second quarter of 2006 increased to $7.2 million from $3.9 million for the second quarter of 2005.

•	Used equipment sales - Used equipment sales gross profit for the second quarter increased to $10.3 million from $6.0 million for the second quarter of 2005.

•	Parts sales - Gross profit from parts sales for the second quarter of 2006 was $6.2 million compared with $5.1 million.

•	Service revenues - Gross profit from service revenues for the second quarter was $8.6 million compared with $6.2 million for the same time period in 2005.

•	Selling, General And Administrative Expenses – Selling, general and administrative expenses for the second quarter of 2006 were $33.4 million compared with $27.3 million last year, a $6.1 million, or 22.3%, increase. As a percentage of total revenues, selling, general and administrative expenses for the second quarter of this year decreased to 16.5% from 19.8% in the second quarter of last year.

•	Income From Operations – Income from operations during the second quarter increased $20.3 million, or 138.1%, to $35.0 million from $14.7 million in the second quarter of 2005 on higher revenues and gross margins. Income from operations as a percentage of revenues increased to 17.3% from 10.7% in the second quarter of 2005.

•	Net Income – Net income during the second quarter increased $15.5 million, or 360.5%, to $19.8 million from $4.3 million in the second quarter of 2005. Net income as a percentage of revenues increased to 9.8% from 3.1% in the second quarter of 2005.

•	EBITDA –EBITDA for the second quarter increased $27.2 million, or 93.8%, to $56.2 million from $29.0 million in the second quarter of 2005. EBITDA as a percentage of total revenues increased to 27.8% compared with 21.1% in the second quarter of 2005.

Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA and Adjusted EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA and Adjusted EBITDA as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call
As previously announced, H&E Equipment Services, Inc. management will hold a conference call to discuss second quarter and six-month results on Friday, August 11, 2006, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-981-5520 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on Friday, August 11, 2006, and will continue through August 18, 2006, by dialing 719-457-0820 and entering confirmation code 1937043.

The live broadcast of H&E Equipment Services’ quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on August 11, 2006, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days.

About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 47 full-service facilities throughout the Intermountain, Southwest, Gulf Coast, West Coast and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Among the forward-looking statements included in this release is the information provided under the heading “2006 Outlook.” Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs; (4) our substantial leverage; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Equipment rentals	$64,011	$45,576	$118,006	$86,167
New equipment sales	56,945	33,417	112,660	63,715
Used equipment sales	36,065	23,962	67,719	49,581
Parts sales	21,237	17,792	40,550	34,216
Service revenues	13,374	9,887	25,708	19,050
Other	10,904	7,096	20,103	13,551

Total revenues	202,536	137,730	384,746	266,280

Cost of revenues:
Rental depreciation	19,170	12,876	36,030	25,040
Rental expense	10,476	11,490	21,088	23,009
New equipment sales	49,733	29,557	98,294	56,020
Used equipment sales	25,746	17,922	49,545	37,718
Parts sales	15,080	12,698	28,604	24,133
Service revenues	4,731	3,747	9,298	6,993
Other	9,305	7,274	17,569	14,471

Total cost of revenues	134,241	95,564	260,428	187,384

Gross profit	68,295	42,166	124,318	78,896
Selling, general, and administrative expenses	33,384	27,317	74,427	53,123
Gain (loss) on sale of property and equipment	60	(144)	159	(103)

Income from operations	34,971	14,705	50,050	25,670

Interest expense	(10,115)	(10,321)	(20,282)	(20,425)
Other income, net	355	80	430	170

Income before income taxes	25,211	4,464	30,198	5,415
Income tax provision	5,408	171	6,475	171

Net income	$19,803	$4,293	$23,723	$5,244

EARNINGS PER SHARE
Basic – Earnings per share	$0.52	$0.17	$0.66	$0.21
Basic – Weighted average number of Common shares outstanding	38,070	25,492	35,777	25,492
Diluted – Earnings per share	$0.52	$0.17	$0.66	$0.21
Diluted – weighted average number of Common shares outstanding	38,096	25,492	35,790	25,492

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(in thousands)

	June 30,	December 31,
	2006	2005
Cash and cash equivalents	$24,641	$5,627
Rental equipment, net	393,445	308,036
Total assets	707,341	530,697
Total debt (1)	244,500	243,451
Total liabilities	481,365	535,837
Stockholders’ equity/members’ deficit	225,976	(5,140)
Total liabilities and stockholders’ equity/members’ deficit	$707,341	$530,697

(1) Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior secured notes, senior subordinated notes and notes payable obligations.

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION and AMORTIZATION (EBITDA)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income	$19,803	$4,293	$23,723	$5,244
Interest expense	10,115	10,321	20,282	20,425
Income tax provision	5,408	171	6,475	171
Depreciation and amortization	20,876	14,214	39,316	27,509

EBITDA	$56,202	$28,999	$89,796	$53,349
Management services agreement termination fee	—	—	8,000	—

Adjusted EBITDA	$56,202	$28,999	$97,796	$53,349